Free Writing Prospectus dated May 8, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Final Terms
May 8, 2007
Principal Life Income Fundings Trust 30 (Aa2/AA)
USD 250 million 2-year Floating-Rate Secured Medium Term Notes
Bond Terms

Issuer	Principal Life Income Fundings Trust 30

Issuer Ratings	Aa2/AA

Lead Manager	Deutsche Bank Securities Inc.

Principal Amount	$250,000,000

Issue Date	May 8, 2007

Settlement Date	May 15, 2007 (T+5)

Maturity Date	May 15, 2009

Coupon	3M $ LIBOR — 2.5 basis points

Coupon Payment Dates	The 15th of August, November, February, and May commencing on August 15, 2007

Payment Convention	Act/360, Modified Following Business Day, Adjusted

Reoffer Price	100.000%

Net Proceeds	100.000%

Authorized Denominations	$1,000

Business Days	New York

CUSIP	74254PRX2

Underwriter	Deutsche Bank Securities Inc.
Principal Life Insurance Company (“PLIC” ), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG” ) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank will arrange to send you the prospectus and prospectus supplement if you request it by calling Deutsche Bank 1(212) 250-2500.